Exhibit 23


                      Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-1343) pertaining to the various stock incentive plans of Systems & Computer Technology Corporation listed therein and in the related prospectus, in the Registration Statement (Form S-8 No. 33-43535) pertaining to the 1990 Employee's Stock Option Plan of Systems & Computer Technology Corporation and in the related prospectus, in the Registration Statement (Form S-8 No. 33-56528) pertaining to the 401(k) Savings Plan of Systems & Computer Technology Corporation and in the related prospectus, in the Registration Statement (Form S-8 No. 33-60831) pertaining to the 1994 Long-Term Incentive Plan and the 1994 Non-Employee Director Stock Option Plan of Systems & Computer Technology Corporation and in the related prospectus, and in Amendment No. 3 to the Registration Statement (Form S-3 No.33-65974) pertaining to the registration of $34,500,000 of Convertible Subordinated Debentures Due 2003 of Systems & Computer Technology Corporation and in the related prospectus of our report dated October 20, 1995, with respect to the consolidated financial statements and financial statement schedule of Systems & Computer Technology Corporation included in this Annual Report (Form 10-K) for the year ended September 30, 1995.


/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
December 18, 1995